Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Lisa M. Wilson
President and Chief Operating Officer	In-Site Communications
Tel: (216) 431-9900	Tel: (917) 543-9932
bjlehmann@athersys.com	insiteco@ix.netcom.com
ATHERSYS REPORTS FOURTH QUARTER AND 2007 ANNUAL RESULTS
—Company makes continued progress in development of therapeutic product pipeline—
Cleveland, OHIO, (March 13, 2008) — Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the fourth quarter of 2007 and for the year-ended December 31, 2007.
Fourth Quarter and Recent Highlights Include:
•	Revenues of $0.8 million and a net loss of $4.7 million for the fourth quarter ending December 31, 2007;

•	ATHX-105 Phase I clinical trial completed with favorable results;

•	Two MultiStem® INDs (Investigational New Drug applications) authorized by FDA.
“Throughout the fourth quarter, we made continued progress on the development of our lead obesity drug, ATHX-105, and are pleased with the results of our recently completed Phase I clinical trial,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “We believe these results validate an important aspect of the program, namely that better selectivity for the 5HT2c receptor leads to better tolerability. The combination of a well-validated mechanism of action and good tolerability ultimately positions us to deliver a better, safer obesity drug. We are also pleased with the progress of our MultiStem programs for which the FDA authorized INDs in both the cardiovascular and oncology treatment support areas. We look forward to building on that progress in 2008 when we commence clinical trials for these indications.”
Fourth Quarter Results
Revenues for the three months ended December 31, 2007 decreased to $0.8 million from $1.5 million in the comparable period in 2006, due principally to a decrease in license fees for the period. Research and development expenses increased to $4.2 million in the fourth quarter from $2.7 million in the prior year period reflecting, among other things, the ongoing expenses associated with the Phase I clinical trial for ATHX-105 and those for the preparation for planned clinical trials to evaluate the Company’s MultiStem product candidate. General and

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administrative expenses increased to $1.8 million for the three months ended December 31, 2007 from $0.8 million in the comparable period in 2006, due principally to an increase in legal and professional fees and other expenses associated with SEC filings and compliance with Section 404 under the Sarbanes-Oxley Act of 2002. Interest income increased to $0.6 million for the three months ended December 31, 2007 from $0.03 million for the comparable period in 2006 due to the increase in the Company’s average cash and investment balances. Interest expense and accretion of premium on convertible notes, in aggregate, decreased to $0.1 million for the three months ended December 31, 2007 from $0.6 million for the comparable period in 2006 due to the conversion of the Company’s promissory notes in connection with its equity offering in June 2007.
As of December 31, 2007, cash, cash equivalents and available-for-sale securities totaled $49.6 million.
2007 Annual Results
For the year ended December 31, 2007, revenues decreased to $3.3 million from $3.7 million in 2006. Research and development expenses increased to $15.8 million in 2007 from $9.7 million in 2006, resulting primarily from an increase in program development costs and stock compensation expense. General and administrative expenses increased to $8.0 million in 2007 from $3.3 million in 2006. The increase was due primarily to an increase in stock and cash compensation expense and legal and professional fees related to SEC filings, accounting and auditing, and compliance with Section 404 under the Sarbanes-Oxley Act of 2002. Net loss increased to $18.9 million in 2007 from $10.6 million in 2006, reflecting the increase in research and development and general and administrative expenses, as offset by net interest income and other income from the sale of non-core assets.
Outlook for 2008
During 2008, the Company plans to launch a Phase II clinical trial for ATHX-105 in the U.S. Athersys also plans to conduct two Phase I clinical trials evaluating MultiStem for the treatment of cardiovascular disease and the complications (e.g., graft versus host disease) associated with bone marrow transplantation, a therapy often used in the oncology area. Based on current plans, the Company anticipates that it will use cash of approximately $23 million to $25 million to fund its activities in 2008, which is an increase in cash expenditures reflecting the impact of the ATHX-105 Phase II clinical trial. With the anticipated completion of the ATHX-105 Phase II clinical trial, the Company expects lower clinical development costs in 2009, and as a result, expects to have available cash to fund its operations into 2010 based on current business and operating plans and assuming no new financings.
Additional Details of Fourth Quarter and Recent Highlights
Completion of ATHX-105 Phase I Clinical Trial
This trial was a randomized, double-blinded, placebo-controlled study conducted in the United Kingdom in healthy male and female volunteers to evaluate the safety, tolerability, and pharmacokinetics of ATHX-105. The study was carried out in two parts — a single ascending dose portion and a multiple ascending dose portion evaluating daily dosing for seven days. In total, 107 subjects were evaluated.

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The clinical portion of the Phase 1 study was completed in the first quarter of 2008, and the Company held a teleconference on February 27, 2008 to announce a top-line summary of the results, including:
•	The single ascending dose part evaluated doses of 2, 6, 20, 50, 100 and 150 mg of ATHX-105. At high doses, the most common side effects included headache, nausea and dizziness, and these were generally mild and transient. The maximum tolerated dose (MTD) was determined to be 100 mg.

•	The multiple ascending dose part evaluated doses up to 75 mg once per day and 50 mg twice per day. The drug was generally well tolerated.

•	ATHX-105 had no clinically significant effects on heart-rate, blood pressure or EKG parameters at any dose. The drug had no clinically significant effects on any hematology or clinical chemistry parameter at any dose.

•	ATHX-105 was well-absorbed leading to good drug exposures following oral administration. Drug exposure and maximum drug concentrations were dose proportionate. In the fed-fasted cohort, food consumption had no apparent effect on drug exposure.
Authorization of two MultiStem INDs
During the fourth quarter, the Company made additional progress in programs involving the use of MultiStem, the Company’s proprietary stem cell product, which is being developed as an “off-the-shelf,” drug-like cell therapy product for multiple disease indications. The Company believes that MultiStem represents a significant advancement in stem cell therapy. It appears to deliver therapeutic benefit through multiple mechanisms; to be able to be manufactured on a large scale; and to be able to be administered without tissue matching or immunosuppression.
In November 2007, the Company announced that it had received authorization from the FDA for its first IND for a Phase I clinical trial involving the use of MultiStem for bone marrow/hematopoietic stem cell transplant support. The Company is in the process of launching an open label, multi-center trial that will involve more than 30 patients and is designed to assess safety and tolerability of allogeneic MultiStem administered to patients receiving hematopoietic stem cell or bone marrow transplants for the treatment of hematologic malignancies.
In December 2007, the Company announced that it had received authorization from the FDA for a second IND involving the use of MultiStem for treatment of damage caused by myocardial infarction in partnership with Angiotech Pharmaceuticals (NASDAQ: ANPI). The companies are in the process of launching this clinical trial, which will also be an open label, multi-center Phase I trial conducted at leading cardiovascular treatment centers.
Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. (Eastern Daylight Savings Time) to review the results. Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.athersys.com under the Investor Relations section.

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A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Daylight Savings Time) on March 27, 2008 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 34803568.
About Athersys, Inc.
Athersys is a biopharmaceutical Company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. In addition to its lead product candidate, ATHX-105, the Company is developing other orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE). Athersys is developing MultiStem, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation/oncology support, ischemic stroke and other indications
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: the possibility of delays in, adverse results of, and excessive costs of the development process; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

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Athersys, Inc.
Condensed Consolidated Balance Sheet Data
(In Thousands)

	December 31,	December 31,
	2007	2006

	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$49,575	$1,528
Other current assets	1,718	1,133
Equipment, net	387	509
Other long-term assets	545	1,096

Total assets	$52,225	$4,266

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$2,810	$2,535
Debt, current and long-term	1,784	5,132
Convertible notes and accrued interest	—	7,724
Accrued dividends	—	8,882
Total stockholders’ equity (deficit)	47,631	(20,007)

Total liabilities and stockholders’ equity (deficit)	$52,225	$4,266

Note:  The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

PAGE 6:   ATHERSYS REPORTS FOURTH QUARTER AND 2007 ANNUAL RESULTS
Athersys, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006

	(Unaudited)		(Unaudited)	(Note)
Revenues
License fees	$310	$888	$1,433	$1,908
Grant revenue	488	592	1,827	1,817

Total revenues	798	1,480	3,260	3,725

Costs and expenses
Research and development	4,248	2,729	15,817	9,741
General and administrative	1,757	830	7,975	3,347
Depreciation	57	105	283	528

Total costs and expenses	6,062	3,664	24,075	13,616

Loss from operations	(5,264)	(2,184)	(20,815)	(9,891)
Other income / (expense)	17	—	2,017	208
Interest income	645	26	1,591	119
Interest expense	(96)	(298)	(1,263)	(1,047)
Accretion of premium on convertible debt	—	(260)	(456)	(260)

Loss before cumulative effect of change in accounting principle	(4,698)	(2,716)	(18,926)	(10,871)
Cumulative effect of change in accounting principle	—	—	—	306

Net loss	$(4,698)	$(2,716)	$(18,926)	$(10,565)

Preferred stock dividends	—	(366)	(659)	(1,408)
Deemed dividend resulting from induced conversion of convertible preferred stock			(4,800)
Net loss attributable to common stockholders	$(4,698)	$(3,082)	$(24,385)	$(11,973)

Basic and diluted net loss per common share:
Net loss before cumulative effect of change in accounting principle	$(0.25)	$(10.49)	$(2.26)	$(41.89)
Cumulative effect of change in accounting principle	$—	$—	$—	$1.05

Net loss attributable to common stockholders	$(0.25)	$(10.49)	$(2.26)	$(40.84)

Shares used in calculating net loss per share attibutable to common stockholders, basic and diluted	18,927,988	293,770	10,811,119	293,142

Note:  The Condensed Consolidated Stetement of Operations has been derived from the audited financial statements for the period indicated.